Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-258562 and 333-210532 on Form S-3 and Registration Statement No. 333-227189 on Form S-8 of The Necessity Retail REIT, Inc. (formerly American Finance Trust, Inc.) of our report dated April 8, 2022, relating to the Combined Statement of Revenues and Certain Expenses of the portfolio of 81 properties (the “CIM Portfolio”) and related notes appearing in this Current Report on Form 8-K/A dated April 8, 2022.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

April 8, 2022